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                                 EXHIBIT 10-10

                          PREFERRED PROVIDER AGREEMENT

     This Preferred Provider Agreement ("Agreement") dated as of December 24, 1998, is by and between Omnicare, Inc., a Delaware corporation ("Omnicare") and Extendicare Health Services, Inc., a Delaware corporation ("Extendicare").

                                    RECITALS:

     WHEREAS, Extendicare, through its Affiliates (as hereinafter defined), owns and operates Extendicare Facilities (as hereinafter defined) throughout the United States, and may build, acquire or operate additional Extendicare Facilities in the United States, and is authorized to act on behalf of all such Extendicare Facilities;

     WHEREAS, Extendicare desires to make available quality and cost-effective Pharmacy Services (as hereinafter defined) to residents of the Extendicare Facilities located in the United States;

     WHEREAS, Omnicare is engaged in the business of providing Pharmacy Services through duly licensed pharmacies located throughout the United States, and has developed specialized expertise in providing such Pharmacy Services to Facilities (as hereinafter defined) and their residents;

     WHEREAS, certain of the Extendicare Facilities have in effect on the date of this Agreement one or more Existing Pharmacy Agreements (as hereinafter defined) with various pharmacies, relating to the provision of some or all Pharmacy Services to such Extendicare Facilities and their residents;

     WHEREAS, Extendicare has determined that it may be possible to enhance the efficiency and quality of Pharmacy Services by utilizing one pharmacy provider;


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     WHEREAS, recent reports make clear that misprescription or improper administration of drugs can undermine patient care and adversely affect survey and certification results;

     WHEREAS, Omnicare provides to many of its Facility customers a variety of service enhancements to assist Facilities in assessing and managing patients' care needs and improving outcomes of care, including a clinically-based formulary management program, disease management programs, and state-of-the-art information and drug management systems which reduce errors in drug prescription and administration to long-term care patients;

     WHEREAS, the Medicare prospective payment system, with all-inclusive rates, has created revenue uncertainties and a need for the Extendicare Facilities to contract with a cost-effective pharmacy provider;

     WHEREAS, managed care organizations are continually seeking pricing concessions and capitated or other non-traditional service arrangements as conditions to contracting with Extendicare Facilities for patient care services;

     WHEREAS, due to Omnicare's volume purchasing arrangements, Omnicare is capable of offering Pharmacy Services at competitive prices which are typically at or below those charged by other providers for comparable products and services;

     WHEREAS, because of Omnicare's experience, quality of operations and cost-effective pricing, Extendicare desires to designate Omnicare as the preferred provider of Pharmacy Services to the Extendicare Facilities located in the united States, and to retain Omnicare's pharmacy Affiliates to provide Pharmacy Services to such Facilities;

     WHEREAS, in consideration of its designation as the preferred provider of Pharmacy Services to the Extendicare Facilities located throughout the United States, Omnicare is willing to make certain long-term commitments to the Extendicare Facilities and their

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residents, to offer certain favorable pricing arrangements, and to make certain expenditures for installation and operation of equipment, systems and programs, and training of personnel;

     NOW, THEREFORE, in consideration of the mutual agreements and promises hereinafter set forth, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree and covenant as follows:

     1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

     "Affiliate" shall mean, as to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, a Person shall be deemed to "control" another Person if that Person has the direct or indirect ability to direct or cause the direction of the management and polices of the "controlled" Person, through ownership of equity securities, by contract, or otherwise.

     "Ancillary Supplies" shall mean (i) oxygen, (ii) nonprescription medications which a Facility purchases in bulk, not for nay particular resident, and (iii) enteral and parenteral nutritional products which Extendicare or one of its Affiliates provides at its expense.

     "Bankruptcy Event" shall be deemed to have occurred with respect to a Person if it shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating it as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of its assets, or if an involuntary petition in bankruptcy shall have been filed against it and shall continue undismissed for any period of ninety (90) days.

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     "Extendicare Facility" shall mean any Facility located in the United States now or hereafter owned or operated by Extendicare or any Affiliate of Extendicare, or which Extendicare or any of its Affiliates manages under a management contract (if, under such management agreement, Extendicare or its Affiliate is entitled to contract for and designate the provider of Pharmacy Services), in each case during the term of this Agreement; provided that "Extendicare Facility" shall not include and Facility which Extendicare or one of its Affiliates leases from a hospital and which is located in such hospital or on its campus if Extendicare or such Affiliate is not entitled to contract for and designate the provider of Pharmacy Services for such Facility.

     "Existing Pharmacy Agreement" shall mean (i) any agreement to provide Pharmacy Services to an Extendicare Facility that is in effect as of the date of this Agreement, (ii) any then-existing agreement to provide Pharmacy Services to a Facility which becomes an Extendicare Facility after the date of this Agreement, and (iii) any Out of Area Agreement (as defined in Section 2 below) entered into by an Extendicare Facility after the date of this Agreement.

     "Facility" shall mean any nursing care facility, assisted living facility, residential care facility, long-term care hospital, and/or other provider of inpatient institutional health care services.

     "Omnicare Geographic Service Area" shall mean the combined geographic service areas of all Omnicare pharmacy Affiliates, as modified from time to time based upon Omnicare's acquisition or disposition of pharmacy Affiliates, the establishment of new Omnicare pharmacy Affiliates, and/or expansion or contraction of the geographic areas which Omnicare's pharmacy Affiliates are capable or reasonably should be capable of servicing at any given time.

     "Omnicare Pharmacy" shall have the meaning assigned to such term in Section 3.a.below.

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     "Person" shall mean any individual, corporation, partnership, limited liability company, governmental authority, or other legal entity of any nature whatsoever.

     "Pharmacy Services" means pharmaceutical dispensing and distribution services and pharmaceutical products (prescription and nonprescription), including, without limitation, intravenous products, supplies and services, and related equipment (including, without limitation, medical carts, fax machines, treatment carts, emergency boxes, convenient boxes, automated dispensing cabinets, and automated medical supply cabinets), enteral and parenteral nutritional products, and scheduled training and education programs, pharmacy consulting services, medical records, a clinically-based drug formulary, and disease management programs; provided, however, that "Pharmacy Services" shall not include (i) oxygen; (ii) nonprescription medications which a Facility purchases in bulk, not for any particular resident, or (iii) enteral and parenteral nutritional products which Extendicare or one of its Affiliates provides at it expense.

     "Standard Facility Pharmacy Services Contract" shall mean, collectively,
(i) the pharmacy services agreement and (ii) the pharmacy consultant agreement, in the forms attached hereto as Exhibits A-1 and A-2, respectively, to be entered into between Omnicare Pharmacies and Extendicare Facilities as set forth below. Each reference in this Agreement to a Standard Facility Pharmacy Services Contract shall mean both a pharmacy services and pharmacy consultant agreement, in the forms attached hereto, and consequently all references to entering into a Standard Facility Pharmacy Services Contract shall mean entering into both such pharmacy services and pharmacy consultant agreements.

     2.  OMNICARE DESIGNATED PREFERRED PROVIDER

     During the term of this Agreement, Extendicare, on behalf of itself and each of the Extendicare Facilities, designates Omnicare as its pharmacy of choice and as the preferred provider of Pharmacy Services and Ancillary Supplies ("Preferred Provider") for all current and future Extendicare Facilities located in the United States. Omnicare accepts such designation and agrees to provide Pharmacy Services and Ancillary Supplies to such Extendicare Facilities and their residents in accordance with the terms, conditions and procedures set forth in this Agreement and the Standard Facility Pharmacy Services Contracts to be entered into hereunder.

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     In connection with Extendicare's designation of Omnicare as its Preferred
Provider of Pharmacy Services, Extendicare agrees to cause the Extendicare Facilities which are from time to time party to Standard Facility Pharmacy Services Contracts with an Omnicare Pharmacy (as hereinafter defined) (i) to designate such Omnicare Pharmacy as its provider of Pharmacy Services for regulatory purposes, and to use such Omnicare pharmacy as the provider of those Pharmacy Services which the Extendicare Facility uses itself, (ii) to use such Omnicare Pharmacy as the provider of those Pharmacy Services which the Extendicare Facility provides to its residents at its expense (e.g., under the current Medicare prospective payment system or a capitated managed care arrangement, in accordance with the fee schedules attached hereto as Schedule 1 and Schedule 2, respectively), and (iii) to inform its other residents that the Omnicare Pharmacy is the designated provider of Pharmacy Services for such Facility for regulatory purposes and such Facility's pharmacy of choice, and to recommend to such other residents (other than those residents whose applicable managed care payor will not reimburse the applicable Omnicare Pharmacy for Pharmacy Services provided to such resident) that they use the Omnicare Pharmacy as their provider of Pharmacy Services, in preference to any other pharmacy.

         Notwithstanding the previous sentence or anything to the contrary set forth herein, (i) in no event shall this Agreement or any Standard Facility Pharmacy Service Contract be construed to restrict the right of individual residents of the Extendicare Facilities to receive pharmaceuticals from the pharmacy provider of their choice and to be advised of such right, and (ii) any Extendicare Facility which is located outside of the Omnicare Geographic Service Area (an "Out of Area Facility") may contract with one or more other pharmacies for Pharmacy Services, and Omnicare and its Affiliates shall have no responsibility with respect to such Out of Area Facilities; provided, however, that such contracts ("Out of Area Agreements") shall be in accordance with subsection 3.d. below; and provided, further, that if the Omnicare Geographic Service Area expands such that an Extendicare Facility which was an Out of Area Facility immediately prior to such expansion thereafter is located in the Omnicare Geographic Service Area, such Extendicare Facility shall no longer be an Out of Area Facility and the provisions of Section 3.c.(iv) of this Agreement shall apply to such Extendicare Facility accordingly.


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     In connection with Extendicare's designation of Omnicare as its Preferred
Provider of Ancillary Supplies during the term of this Agreement, Extendicare agrees to cause the Extendicare Facilities to use the Omnicare Pharmacies as the providers of Ancillary Supplies to such Extendicare Facilities which an Omnicare Pharmacy is reasonably capable of servicing, except with respect to those Ancillary Supplies which another provider offers in writing to provide at a price lower than that charged by the applicable Omnicare Pharmacy (a "Lower Price Offer") and which the Omnicare Pharmacy declines to sell at such lower price within fifteen (15) days after delivery of the Lower Price Offer to the Omnicare Pharmacy. Notwithstanding the foregoing, the Extendicare Facilities currently serviced by Omnicare Pharmacies shall continue to use such Omnicare Pharmacies as their providers of Ancillary Supplies, and such Omnicare Pharmacies shall continue to provide such Ancillary Supplies to such Extendicare Facilities, at the pricing levels currently in effect, for a period of six (6) months after the date hereof.

     3. CONDITION AND PROCEDURES FOR EXECUTION OF STANDARD FACILITY PHARMACY SERVICES CONTRACTS

         a. DEVELOPMENT OF SERVICE CAPABILITY. Notwithstanding anything to the contrary et forth herein, the obligation of Omnicare and Extendicare to cause their respective Affiliates to enter into a Standard Facility Pharmacy Services Contract with respect to an Extendicare Facility is expressly conditioned upon Omnicare now having or hereafter acquiring or otherwise establishing a pharmacy Affiliate which is or reasonably should be capable of providing Pharmacy Services to that Extendicare Facility (each such pharmacy Affiliate shall be referred to herein as an "Omnicare Pharmacy").

         b.  EXISTING PHARMACY AGREEMENTS.

             i. List of Extendicare Facilities. Extendicare hereby agrees to deliver to Omnicare, within ten (10) business days after the date of this Agreement, a list which will be, to the best knowledge of Extendicare's executive and elected officers, in all material respects, taken as a whole, accurate, setting forth, with respect to each Extendicare Facility existing as of the date hereof, (1) the name, address and number of licensed beds of such

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Extendicare Facility, and (2) a description of each an every Existing Pharmacy
Agreement for that Facility, including the parties to such agreement, the date thereof, the name and address of the company currently providing services thereunder, the date such agreement expires (including a description of any terms providing for automatic renewal), and the terms and conditions under which such agreement may be terminated by the Extendicare Facility prior to its expiration. Such list shall be attached hereto as Exhibit B.

             ii. Notice of New Extendicare Facilities. Extendicare agrees that, within ten (10) business days after any Facility becomes an Extendicare Facility (e.g., as a consequence of Extendicare's acquisition thereof), Extendicare shall notify Omnicare in writing of the foregoing information with respect to such Extendicare Facility, which notice shall be deemed to supplement Exhibit B hereto.

             iii. Notice of Execution of Out of Area Agreements. Within ten
(10) business days after any Out of Area Facility enters into any Out of Area Agreement, Extendicare shall notify Omnicare in writing of the foregoing information with respect to such Out of Area Agreement, which notice shall be deemed to update Exhibit B hereto.

     c.  PROCEDURE FOR EXECUTION OF STANDARD FACILITY PHARMACY SERVICES
CONTRACTS.

             i. Contracts to be Executed Promptly After the Date of this Agreement. Omnicare and Extendicare acknowledge that each of the Extendicare Facilities marked with single asterisks (*) on Exhibit B hereto (the "Immediately Serviceable Facilities") (A) is located within the Omnicare Geographic Service Area and (B) is not a party to any existing Pharmacy Agreement with a Person other than an Omnicare Affiliate which would preclude such Extendicare Facility from entering into a Standard Facility Pharmacy Services Contract within Omnicare Pharmacy, effective as of the effective date for such Standard Facility Pharmacy Services Contract set forth on such Exhibit B. The parties further acknowledge that Omnicare has, on or prior to the date hereof, delivered Standard Facility Pharmacy Services Contracts for such Extendicare Facilities to Extendicare, completed with the appropriate

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information for the applicable Extendicare Facility (e.g., name, address and effective dates), each of which has been executed by the applicable Omnicare Pharmacy. Each such Standard Facility Pharmacy Services Contract shall have a term of five (5) years from its effective date, with two (2) automatic renewals of five (5) years each, and shall be subject to termination as provided in Exhibit A; provided, however, that in no event shall any term of such contract extend beyond December 31, 2013, or with respect to Facilities which Extendicare or one of its Affiliates leases or manages pursuant to a management agreement, beyond the date specified in Section 3(c)(v) below. Promptly after the date of this Agreement, but in no event later than twenty (20) business days after the date of this Agreement, Extendicare shall cause such Immediately Serviceable Facilities to execute and deliver to Omnicare such Standard Facility Pharmacy Services Contracts. From and after the effective date of each Standard Facility Pharmacy Services Contract, the applicable Omnicare Pharmacy shall provide Pharmacy Services to the applicable Extendicare Facility in accordance with the terms of each such agreement.

             ii. Termination of Existing Pharmacy Agreements. Omnicare and Extendicare acknowledge that each of the Extendicare Facilities marked with double asterisks (**) on Exhibit B hereto (the "Later Serviceable Facilities")
(A) is located within the Omnicare Geographic Service Area and (B) is currently party to an existing Pharmacy Agreement, with a Person other than an Omnicare Affiliate, which would preclude such Extendicare Facility from entering into a Standard Facility Pharmacy Services Contract with an Omnicare Pharmacy prior to the expiration or termination of such contract. Extendicare shall cause such Later Serviceable Facilities to take such actions as may be necessary to terminate, at the earliest possible time without cost or penalty to such Extendicare Facility, any such Existing Pharmacy Agreement, and to terminate immediately any Existing Pharmacy Agreement which is terminable with a cost or penalty if Omnicare in its discretion agrees to reimburse such Extendicare Facility for such cost or penalty, in which case Omnicare shall make such reimbursement not later than ten (10) business days after Omnicare agrees to make such reimbursement; provided, however, that such termination shall not result, in Extendicare's reasonable opinion, in any injury or harm to any resident of such Facility. Extendicare shall promptly notify Omnicare of all such actions. No sooner than ninety (90) days and no later than forty-five (45) days before the earliest date that a Later Serviceable Facility's Existing Pharmacy Agreement(s) will expire or any termination will

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be effective, Omnicare shall deliver a Standard Facility Pharmacy Services
Contract for such Extendicare Facility, completed with the appropriate information for the applicable Extendicare Facility (e.g., name, address and effective date (which effective date shall be the first day following the date such Existing Pharmacy Agreement expires or is effectively terminated)), and executed on behalf of the applicable Omnicare Pharmacy. Each such Standard Facility Pharmacy Services Contract shall have a term of five (5) years from its effective date, with two (2) automatic renewals of five (5) years each, and shall be subject to termination as provided in Exhibit A; provided, however, that in no event shall any term of such contract extend beyond December 31, 2013, or with respect to Facilities which Extendicare or one of its Affiliates leases or manages pursuant to a management agreement, beyond the date specified in Section 3(c)(v) below. Extendicare shall cause the applicable Extendicare Facility to execute and deliver to Omnicare such Standard Facility Pharmacy Services Contract within twenty (20) business days after Extendicare's receipt thereof. From and after the effective date of each Standard Facility Pharmacy Services Contract, the Omnicare Pharmacy shall provide Pharmacy Services to each such Extendicare Facility in accordance with the terms of such agreement.

             iii. New Extendicare Facilities. If, during the term of this Agreement, any Facility becomes an Extendicare Facility (e.g., as a consequence of Extendicare's acquisition thereof) and there is an Omnicare Pharmacy that is reasonably capable of servicing such Extendicare Facility, (A) if such Extendicare Facility is not party to an Existing Pharmacy Agreement, Omnicare and Extendicare shall cause such Extendicare Facility to enter into a Standard Facility Pharmacy Services Contract as soon as practicable (which would normally be the date of such acquisition), and (B) if such Extendicare Facility is party to an Existing Pharmacy Agreement, Extendicare shall cause the Extendicare Facility to take such actions as may be necessary to terminate, at the earliest possible time, any such Existing Pharmacy Agreement which is terminable by such Facility, and the provisions of the subsection 3.c.(ii) of this Agreement shall apply; provided, however, that in no event shall any term of such contract extend beyond December 31, 2013, or with respect to Facilities which Extendicare or one of its Affiliates leases or manages pursuant to a management agreement, beyond the date specified in Section 3(c(v) below. In any asset acquisition of a Facility, Extendicare shall use its best efforts to cause its acquiring Affiliate not to assume (without cost or incurring penalties) any

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agreement to provide Pharmacy Services to which the seller may be party with respect to such Facility, if such Facility is in the Omnicare Geographic Service Area.

             iv. New Omnicare Pharmacies. After the date on which Omnicare acquires or otherwise establishes any Omnicare Pharmacy or expands the service area of any Omnicare pharmacy Affiliate such that such pharmacy becomes reasonably capable of servicing a previously Out of Area Facility, Omnicare shall notify Extendicare of such fact, which notice shall include the name and address of such Omnicare Pharmacy and a list of all previously Out of Area Facilities which such Omnicare Pharmacy is reasonably capable of servicing. With respect to each such Extendicare Facility which is not then party to an Existing Pharmacy Agreement or for which the Existing Pharmacy Agreement expires or is terminable by the Extendicare Facility without cost or penalty within sixty (60) days (or, if terminable with cost or penalty, if Omnicare agrees to reimburse the Extendicare Facility for such cost or penalty, in which case Omnicare shall make such reimbursement not later than ten (10) business days after Omnicare agrees to make such reimbursement) (collectively, "Newly Serviceable Facilities"), Omnicare shall include with such notice a Standard Facility Pharmacy Services Contract, completed with the appropriate information for the applicable Newly Serviceable Facility (e.g., name, address and effective date (which effective date shall not be sooner than ninety (90) days after the date such notice is given)), and executed on behalf of the applicable Omnicare Pharmacy. Each such Standard Facility Pharmacy Services Contract shall have a term of five (5) years from its effective date with two (2) automatic renewals of five (5) years each, an shall be subject to termination as provided in Exhibit A; provided that in no event shall any term of such contract extend beyond December 31, 2013, or with respect to Facilities which Extendicare or one of its Affiliates leases or manages pursuant to a management agreement, beyond the date specified in Section 3(c)(v) below. Upon receipt of such materials, (A) Extendicare shall cause each such Newly Serviceable Facility to execute and deliver to Omnicare such Standard Facility Pharmacy Services Contract within twenty (20) days after Extendicare's receipt thereof, and (B) Extendicare shall cause any Newly Serviceable Facilities which are party to an Existing Provider Agreement to terminate such existing contracts prior to the effective date of the Standard Facility Pharmacy Services Contract for the applicable Facility, so long as such termination does not result, in Extendicare's reasonable opinion, in any injury or harm to any resident of such Facility.

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From and after the effective date of each Standard Facility Pharmacy Services
Contract, the Omnicare Pharmacy shall provide Pharmacy Services to each such Extendicare Facility in accordance with the terms of such agreement and this Agreement. With respect to each Extendicare Facility other than a Newly Serviceable Facility which such new Omnicare Pharmacy is reasonably capable of servicing which is party to an Existing Pharmacy Agreement, the provisions of subsection 3.c.(ii) shall apply.

             v. Term of Standard Facility Pharmacy Services Contracts for Leased and Managed Extendicare Facilities. With respect to Extendicare Facilities which are leased by Extendicare or one of its Affiliates or which are managed by Extendicare or one of its Affiliates pursuant to a management agreement, (i) the term of any Standard Facility Pharmacy Service Contract shall not extend beyond the date that the relevant lease or management contract expires by its terms (provided that in the event that Extendicare or its Affiliate thereafter continues to lease or mange such facility on a holdover or other basis, such Standard Facility Pharmacy Services Contract shall continue in effect during such period, but in no event later than December 31, 2013) and
(ii) the Standard Facility Pharmacy Services Contract shall be terminable by Extendicare or its Affiliate without cause or penalty upon termination of the lease or management agreement effective at such time that Extendicare or its Affiliate ceases to operate such Facility. To the extent that any lease or management contract terminates or expires and is thereafter replaced or renewed, Extendicare or its Affiliate shall enter into a new Standard Facility Pharmacy Services Contract under the same terms and conditions as set forth herein.

         d. TERMS OF EXTENDICARE PROVIDER AGREEMENTS PENDING OMNICARE DEVELOPING PHARMACY CAPABILITY. The parties hereby acknowledge their mutual intention that, by virtue of its Preferred Provider designation and the terms of this Agreement, Omnicare pharmacy Affiliates shall provide Pharmacy Services to each Extendicare Facility as soon as possible after Omnicare acquires or otherwise establishes a pharmacy Affiliate which is or reasonably should be capable of providing Pharmacy Services to that Extendicare Facility. Accordingly, during the term of this Agreement, Extendicare will cause the Extendicare Facilities not to enter into or renew any agreement with any Person other than Omnicare and Omnicare's affiliates pursuant to which any Person other than Omnicare or Omnicare's Affiliates

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is to furnish Pharmacy Services to the residents of any Extendicare Facility, unless (i) at the time such agreement is entered into or renewed, Omnicare does not have a pharmacy Affiliate reasonably capable of servicing such Extendicare Facility, and (ii) such agreement is terminable by the applicable Extendicare Facility, without cause, cost or penalty, within sixty (60) days or less of such Facility giving notice of termination.

         e. OMNICARE GUARANTY. Omnicare hereby unconditionally guarantees the Omnicare Pharmacies' timely payment and performance of their respective obligations under each Standard Facility Pharmacy Services Contract entered into under this Agreement.

     4. PRICING OF PHARMACY SERVICES TO BE PROVIDED UNDER STANDARD FACILITY PHARMACY SERVICES CONTRACTS.

         a. COMPETITIVE PRICING. Each Omnicare Pharmacy shall charge for Pharmacy Services provided to Extendicare Facilities and their residents under Standard Facility Pharmacy Services contracts using rates which are competitive within the applicable local marketplace, provided that with respect to those Pharmacy Services which a governmental program pays an Omnicare Pharmacy to provide, the foregoing shall not be deemed to preclude any Omnicare Pharmacy from receiving the maximum reimbursement permitted under such program.

         b. MOST FAVORABLE PRICING. With respect to those Pharmacy Services which are paid for by Extendicare or one of its Affiliates (e.g., under the current Medicare prospective payment system or a capitated managed care arrangement), such rate shall not be higher than the most favorable rates concurrently charged for Pharmacy Services provided to residents of the same payor type in like Facilities by that Omnicare Pharmacy or other Omnicare Pharmacies reasonably capable of servicing such Extendicare Facility in the same state and for reasonably comparable volumes of product and upon reasonably comparable terms and conditions (including distance of the Facility from the Omnicare Pharmacy, dispensing system used, services included and service levels), as such rates may be changed by the Omnicare Pharmacies from time to time; and provided, that with respect to those Pharmacy Services which

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are paid for by Extendicare or one of its Affiliates under the current Medicare prospective payment system as currently being implemented, pricing shall be as set forth on Schedule 1 hereto for the period from the date of this Agreement through the third (3rd) anniversary of the effective date hereof. Schedule 2 hereto sets forth the initial pricing established by the parties for residents covered under a capitated managed care arrangement, which pricing shall be adjusted from time to time in accordance with the foregoing sentence. Within sixty (60) days after the beginning of each calendar year after the date hereof (commencing in the year 2000), Omnicare shall certify to Extendicare that the prices charged during the preceding calendar year by the Omnicare Pharmacies to the Extendicare Facilities and their residents complied with subsection 4.0 and this subsection 4.b. of the Agreement (or shall specify any respects in which such prices failed to so comply); provided, that Omnicare shall not be obligated to conduct any audit of such prices in order to make such certification, and if any audit conducted by Extendicare pursuant to subsection 4.c. indicates any item(s) of actual or potential noncompliance, or Extendicare other wise believes that one or more items of actual or potential noncompliance occurred which are not indicated in such certification, then the parties shall proceed as set forth in the second paragraph of subsection 4.c., and Omnicare's liability as a consequence of any such certification proving to be false in any respect shall be limited to the obligations expressly set forth in such paragraph.

         c. AUDITS. Omnicare shall cause the Omnicare Pharmacies to permit Extendicare to audit, at Extendicare's sole cost, at mutually agreed reasonable times and not more frequently than once per year, the records of such Omnicare Pharmacies which indicate the prices charged by them for Pharmacy Services furnished to like Facilities and their residents in the same state as the relevant Extendicare Facilities during the most recently completed calendar year, for reasonably comparable volumes of products and upon reasonably comparable terms and conditions (each a "Pharmacy Audit"). For a period of thirty (30) days after any termination or expiration of this Agreement, Extendicare may commence one or more Pharmacy Audits with respect to the prices charged by such Omnicare Pharmacies for Pharmacy Services rendered during the final year of this Agreement, which pharmacy Audits shall be completed within six (6) months of the termination or expiration of this Agreement, and, notwithstanding such termination or expiration, Extendicare and its Affiliates shall be entitled to receive any refunds resulting from incorrect pricing, in accordance with the next paragraph.



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     In the event that Extendicare believes, as the result of any such audit or otherwise, that the relevant Omnicare Pharmacy has charged an Extendicare Facility prices higher than those specified in this Section 4, then Extendicare shall notify Omnicare and the Omnicare Pharmacy of such fact and the parties shall meet and review the information which Extendicare believes indicates the same. If the parties agree that the prices charged exceeded those which are called for by this Section 4, then the Omnicare Pharmacy (i) shall, within thirty (30) days thereafter, correct its pricing for the Extendicare Facilities and their residents, and (ii) shall refund to Extendicare or any of its Affiliates which paid for such Pharmacy Services the amount of any overcharges plus interest at the prevailing LIBOR rate within thirty (30) days after the respective amounts of the overcharges are calculated and agreed upon in writing by the parties (and the parties agree to cooperate in good faith to determine such amounts promptly). In the event that the parties are unable to agree upon whether there were any overcharges or the amount(s) of same, either party may submit such dispute to binding arbitration in accordance with Section 8.n. below, and, within thirty (30) days after any arbitration decision determining that overcharges did occur, the Omnicare Pharmacy (i) shall correct its pricing for the Extendicare Facilities and their residents, and (ii) shall refund to Extendicare or any of its Affiliates which paid for such Pharmacy Services the amount of any overcharges plus interest at the prevailing LIBOR rate. In no event shall Omnicare be deemed to be in breach of this Section 4 unless the parties shall have agreed upon the amount of the relevant overcharges or an arbitrator shall have determined the same and, in either such case, the Omnicare Pharmacy shall have failed to take any action specified in clauses (i) or (ii) in this Section 4 (c) within the applicable time period set forth herein.

     In the event that it is determined, pursuant to the preceding paragraph, that Omnicare pharmacy Affiliates have failed to comply with subsection 4.b. in more than two out of any five consecutive calendar years and that such noncompliance has caused Extendicare Facilities to be charged, in the aggregate, five percent (5%) or more in excess of what they otherwise would have been charged in the aggregate in more than two out of any five consecutive calendar years had all Omnicare pharmacy Affiliates complied with subsection 4.b., then, in addition to the refunds and corrective actions specified in the previous paragraph, Omnicare shall pay to Extendicare or any of its overcharged Affiliates an additional three hundred fifty (350) basis points over the prevailing LIBOR rate described in the preceding paragraph.

         d. CONFIDENTIALITY. Extendicare agrees that the information provided to it and its agents and representatives by any Omnicare Pharmacy in connection with any audit conducted pursuant to Section 4(c) ("Confidential Information") shall be held in confidence and shall not be disclosed or used by Extendicare or any such agent or representative, other than in any arbitration proceeding to enforce this Agreement (and the parties shall cooperate in obtaining confidential treatment therefore in any such proceeding). If Extendicare or its agents or representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or are required by a regulatory body to disclose Confidential Information, Extendicare will promptly notify Omnicare to permit Omnicare to seek a protective order or take other appropriate action. Extendicare will also cooperate in Omnicare's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information. If, in the absence of a protective order, Extendicare or any of its agents or representatives are, in the written opinion of Extendicare's counsel addressed to Omnicare, compelled as a matter of law to disclose the Confidential Information, such party will advise and consult with Omnicare and its counsel as to such disclosure and the nature and wording of such disclosure, and the parties will use their best efforts to obtain confidential treatment therefore.

     5.  REPRESENTATIONS AND WARRANTIES.

         a. BINDING OBLIGATION. Each party represents and warrants to the other party that this Agreement has been duly authorized, executed and delivered by such party and constitutes its valid and binding obligation.

         b. GOVERNMENTAL AUTHORIZATIONS. Omnicare represents and warrants to Extendicare that it and each Omnicare Pharmacy, employee, agent, or subcontractor that will provide services to the Extendicare Facilities under a Standard Facility Pharmacy

Services Contract holds, or prior to entering into such Standard Facility Pharmacy Services contract will obtain, and shall continue to maintain in good standing throughout the term of this Agreement, all licenses, permits, registrations, certifications and authorizations in all applicable jurisdictions where such licenses, permits, registrations, certifications and authorizations are necessary to provide Pharmacy Services.

     6.  TERM.

         a. DURATION. The term of this Agreement shall commence as of the date hereof and shall continue in effect until the fifth (5th) anniversary hereof unless sooner terminated as herein provided. Upon the expiration of such five
(5) year term, the term of this Agreement shall automatically be renewed for an additional term of five (5) years unless the parties mutually agree in writing not to so renew such term, and likewise upon the expiration of such five (5) year renewal term the term of this Agreement shall automatically be renewed for a further term of five (5) years unless the parties mutually agree in writing not to so renew such term.

         b. TERMINATION. This Agreement may be terminated, and neither party shall thereafter have any obligation hereunder (except as to liabilities or claims of either party hereto which shall have theretofore accrued or arisen), as follows:

             (i) By Extendicare. By Extendicare, upon delivery of written notice to Omnicare specifying such termination, if:

                  (A)  A Bankruptcy Event shall occur with respect to Omnicare;
or

                  (B) Omnicare shall breach in any material respect its obligations hereunder and such breach shall not have been cured within thirty
(30) days (or fifteen (15) days in the case of an obligation to pay money) following delivery by Extendicare to Omnicare of written notice specifying such breach in reasonable detail (which notice shall expressly state that it is a notice of breach pursuant to this subsection of this Agreement); provided that Extendicare shall not be entitled to terminate this Agreement unless all Extendicare Facilities are current within established payment terms in all payments owed by the Extendicare Facilities to the Omnicare Pharmacies (which payments shall not be deemed to include those subject to a good faith dispute or payments owed by third party payors to Omnicare Pharmacies); and provided, further, that if Omnicare's breach of this Agreement materially harms the health or safety of the residents of any Extendicare Facility which is party to a Standard Facility Pharmacy Services Contract, Extendicare may terminate such Standard Facility Pharmacy Services Contract by delivery of written notice to Omnicare if Extendicare shall have notified Omnicare and the Omnicare Pharmacy of such breach both in writing and by telephone or in person ("Emergency Notice"), and such breach has not been cured by the Omnicare Pharmacy within such reasonable time after the Omnicare Pharmacy's receipt of the Emergency Notice as Extendicare deems appropriate in its reasonable discretion and specifies in the Emergency Notice.

             (ii) By Omnicare. By Omnicare, upon delivery of written notice to Extendicare specifying such termination, if:

                  (A) A Bankruptcy Event shall occur with respect to Extendicare; or

                  (B) Extendicare shall breach in any material respect its obligations hereunder and such breach shall not have been cured within thirty
(30) days (or fifteen (15) days in the case of an obligation to pay money) following delivery by Omnicare to Extendicare of written notice specifying such breach in reasonable detail (which notice shall expressly state that it is a notice of breach pursuant to this subsection of this Agreement).

     No termination of this Agreement under this Section shall (i) release or otherwise affect any liability of either party for failure to perform this Agreement prior to the effectiveness of such termination, or (ii) terminate or otherwise affect the obligations of any Omnicare

Pharmacy or Extendicare Facility under any Standard Facility Pharmacy Services Contract then in effect.

     7. MATERIAL CHANGE IN LAW. In the event that, after the date of this Agreement, there is a material change in law which results in this Agreement or the parties' performance of their obligations hereunder being in violation of applicable law, the parties shall negotiate in good faith with one another to amend this Agreement so as to promptly eliminate such violation, provided that such amendment shall give the fullest possible effect to the intent of the parties as expressed herein. If the parties are unable to agree upon such amendment, either party may submit the matter to binding arbitration before a single arbitrator in Chicago, Illinois in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration, and judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall make a determination as to whether it is more likely than not that a material change in law after the date of this Agreement has resulted in this Agreement or the parties' performance of their obligations hereunder being in violation of applicable law, and, if the arbitrator determines that it has, such arbitrator shall either (i) draft and require the parties to enter into an amendment to this Agreement which eliminates the violation of law and conforms as closely as possible to the original terms of this Agreement, or (ii) if the arbitrator determines that no such amendment is feasible, order the termination of this Agreement. Until the earlier of (i) the date any such dispute is resolved through mutual agreement or binding arbitration or (ii) six (6) months after any such arbitration is commenced, each party shall continue to observe all other terms of this Agreement and shall cause each of its Affiliates to continue to perform such Affiliate's obligations under all Standard Facility Pharmacy Services Contracts.

     8.  MISCELLANEOUS PROVISIONS

         a. PUBLICITY. No party hereto shall use the name of the other party or any of its Affiliates in any advertising, publication, or promotional materials without prior written approval of such party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the forgoing shall not be deemed to restrict any party from making any disclosure required by applicable law or the rules of any applicable securities exchange.

         b. INDEMNIFICATION. Each Party (the "Indemnitor") hereby agrees to indemnify and hold harmless the other party, its employees, officers, directors, shareholders, and agents (the "Indemnitees") from all charges, claims, causes of action, damages, expenses and liability, including reasonable attorneys' fees, asserted against, imposed upon or incurred by any such Indemnitee which are based upon or arise out of illness or injury, including, without limitation, death of any person, or property damage arising from or relating to any wrongful act or omission of such Indemnitor or such Indemnitor's employees or agents.

         c. NOTICES. Any notice, demand, or communication required, permitted, or desired to be given hereunder, shall be given in writing and shall be deemed sufficiently given when personally delivered, or five (5) business days after mailed by prepaid certified mail, return receipt requested, or one (1) business day after sent by nationally-recognized overnight courier, or when sent by facsimile transmission (receipt confirmed), addressed as follows:

                  To Extendicare:           Extendicare Health Services, Inc.
                                            3000 Steeles Avenue East
                                            Suite 700
                                            Markham, Ontario L3R 9W2
                                            Attn: Chief Financial Officer
                                            Fax: (905) 470-5588
                                            Phone: (905) 470-4000

                  With a required copy to : Extendicare Health Services, Inc.
                                            111 West Michigan Avenue
                                            Milwaukee, WI  53203
                                            Attn: General Counsel
                                            Fax: (414) 207-3663
                                            Phone: (414) 207-3650

                  To Omnicare:              Omnicare, Inc.
                                            100 East River Center Blvd.
                                            Suite 1700
                                            Covington, KY  41011
                                            Attn: General Counsel
                                            Fax: (606) 392-3333
                                            Phone: (606) 392-3300

                  With a required copy to:  Reed Smith Shaw & McClay, LLP
                                            1301 K Street, N. W.
                                            Suite 1100 - East Tower
                                            Washington, DC  20005
                                            Attn: Thomas C. Fox, Esq.
                                            Fax: (202) 414-9299
                                            Phone: (202) 414-9200

Or at such other addresses and to such other persons as either party may from time to time designate by notice given as herein provided; provided, however, that any Emergency Notice shall be deemed given only upon actual receipt by Omnicare.

         d. RELATIONSHIP BETWEEN PARTIES. Neither Omnicare nor any of its Affiliates on the one part, and Extendicare nor any of its Affiliates on the other part, is for any purposes, an agent, partner or employee of the other. This Agreement does not constitute a joint venture between the parties, their Affiliates or any of their respective successors or assigns. It is agreed that in performing Pharmacy Services pursuant to Standard Facility Pharmacy Services Contracts, Omnicare and its Affiliates and each of their employees will, at all times, be an independent contractor to Extendicare, the Extendicare Facilities and their residents.

         e. GOVERNING LAW. THE VALIDITY OF THIS AGREEMENT, THE INTERPRETATION OF THE IGHTS AND DUTIES OF THE PARTIES HEREUNDER AND THE CONSTRUCTION OF THE TERMS HEREOF, SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

         f. EQUITABLE REMEDIES; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereunder shall be cumulative and shall be enforceable in equity as well as at law; provided, however, that nothing contained herein is intended to, nor shall it, limit or affect any rights at law, by statute or otherwise, of any party aggrieved.

         g. WAIVER. A waiver by either party of a breach or a failure to perform shall not constitute a waiver of any subsequent breach or failure.

         h. SEVERABILITY. In the event that any provision of this Agreement or the application of any provision to the parties with respect to their obligations hereunder shall be held by a tribunal of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect and the parties shall endeavor in good faith to replace the unlawful or unenforceable provision with one which is lawful and enforceable and which gives the fullest effect to the intent of the parties as expressed herein.

         i. SUCCESSORS AND ASSIGNS: ACQUIROR OF ALL OR SUBSTANTIALLY ALL EXTENDICARE FACILITIES IN UNITED STATES. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and each of their respective successors and permitted assigns. Except as provided in this paragraph, this Agreement shall not be assigned in whole or in part by any party without the prior written consent of the other party. Notwithstanding the previous sentence, in the event that any Person (an "Acquiror") purchases or otherwise acquires the assets and operations of Extendicare with respect to a majority of the beds of the Extendicare Facilities located in the United States (a "Large Facility Acquisition"), as calculated immediately prior to such sale or other acquisition, Extendicare shall cause such Acquiror to enter into a Preferred Provider Agreement with Omnicare in form and substance identical to this Agreement, effective for the remaining term of this Agreement and renewable as set forth in Section 6 hereof, but with the application thereof limited to the Extendicare Facilities so purchased or otherwise acquired. In such event, this Agreement shall remain in effect with respect to the assets and operations of all Extendicare Facilities not sold or otherwise transferred in such transaction, but Extendicare shall be released hereunder with respect to the assets and operations of the Extendicare Facilities so purchased or acquired. In the event that any Acquiror purchases or otherwise acquires all of the assets and operations of Extendicare with respect to the Extendicare Facilities (such transaction shall also constitute a "Large Facility Acquisition"), Extendicare shall assign this

Agreement to such Acquiror and shall cause the Acquiror to assume all obligations of Extendicare hereunder, in which event Extendicare shall be released hereunder. Any failure by Extendicare to comply with the provisions of this subsection 8.i. with respect to any sale or other disposition shall constitute a material breach of this Agreement. The parties acknowledge that Omnicare's damages in the event of any such material breach would be difficult to calculate, and consequently they agree that, upon any such material breach by Extendicare, Omnicare shall be entitled to liquidate damages in an amount equal to its Lost Profits (as hereinafter defined), which amount represents the parties' reasonable estimate of the actual damages which will be incurred in the event of any such material breach.

     For purposes of this Agreement, "Lost Profits" shall mean (i) the number of years (and portions thereof) remaining in the term of this Agreement (including any remaining renewal terms) as of the date of such material breach, multiplied by (ii) the aggregate annual revenue which would be realized from providing Pharmacy Services to the Extendicare Facilities as to which the applicable Acquiror has purchased or otherwise acquired Extendicare's assets and operations (other than Extendicare Facilities which are party to Standard Facility Pharmacy Services Contracts), as reasonably estimated by Omnicare based upon (A) its revenues from providing Pharmacy Services to Extendicare Facilities or other reasonably comparable Facilities in the same respective states and (B) all other available information, multiplied by (iii) (A) with respect to the portion of the remaining term of this Agreement (including renewal terms) falling within the first five (5) years after the date of this Agreement, fifteen percent (15%), (B) with respect to the portion of the remaining term of this Agreement (including renewal terms) falling within the second five (5) years after the date of this Agreement, fourteen percent (14%), and (C) with respect to the portion of the remaining term of this Agreement (including renewal terms) falling within the third five (5) years after the date of this Agreement, thirteen percent (13%) (provided, that such percentage shall be subject to revision, up or down, in the event that the average earnings before interest, taxes, depreciation and amortization of Omnicare Pharmacies appropriately comparable to the Omnicare Pharmacies which would be servicing such Extendicare Facilities represents a greater or smaller percentage of those Omnicare Pharmacies' average revenues from Pharmacy Services).

         j. LIMITATION ON LIQUIDATED DAMAGES PROVISIONS IN STANDARD FACILITY PHARMACY SERVICES CONTRACTS. Notwithstanding anything to the contrary set forth in any Standard Facility Pharmacy Services Contract:

             (i) If Extendicare or its Affiliates engage in a transaction or series of transactions in which they sell, to a single purchaser and/or its Affiliates, three (3) or fewer Extendicare Facilities which are party to Standard Facility Pharmacy Services Contract (a "Small Facility Acquisition"), then they shall not be deemed to be in violation of Section 5.5 thereof if they cause such purchaser(s) to enter into new pharmacy services and pharmacy consultant agreements with the applicable Omnicare Pharmacy, in substantially the form of the Standard Facility Pharmacy Services Contract attached hereto (but with respect to the Pharmacy Services Agreement attached as Exhibit A-1, subsection 1.1(j) thereof shall be deleted, and with respect to both the Pharmacy Services Agreement and Pharmacy Consulting Agreement attached hereto, all references to this Agreement shall be deleted therefrom, and Sections 3.1 and 3 of each agreement, respectively, shall be modified to provide for pricing reflecting prevailing market conditions for the number of Facilities included in such sale, as negotiated by the Omnicare Pharmacy, such purchaser, and Extendicare) for a term of at least three (3) years or a lesser period if fewer than three (3) years remain under this Agreement (including any renewal terms). Each such Extendicare Facility which causes such purchaser(s) to enter into such contracts for at least such three (3) year term is sometimes hereinafter referred to as a "Small Sale Facility."

             (ii) If Extendicare or its Affiliates engage in a transaction or series of transactions in which they sell, to a single purchaser and/or its Affiliates, more than three (3) Extendicare Facilities which are party to Standard Facility Pharmacy Services Contracts, then they shall not be deemed to be in violation of Section 5.5 thereof if , after giving effect to such sale, the total number of beds in Extendicare Facilities in the Unites Sates which are then serviced by Omnicare Pharmacies exceeds the Base Number (as hereinafter defined), and Extendicare and its Affiliates cause such purchaser(s) to enter into new pharmacy services and pharmacy consultant agreements with the applicable Omnicare Pharmacy, in substantially the form of the Standard Facility Pharmacy Services Contract attached hereto (but with respect to the Pharmacy Services Agreement attached as Exhibit A-1, subsection 1.1(j) thereof shall be deleted, and with respect to both the Pharmacy Services Agreement and Pharmacy Consulting Agreement, all references to this Agreement shall be deleted therefrom, and
Section 3.1 and 3 of each agreement, respectively, shall be modified to provide for pricing reflecting prevailing market conditions for the number of Facilities included in such sale, as negotiated by the Omnicare Pharmacy, such purchaser and Extendicare) for a term of at least three (3) years or a lesser period if fewer than three (3) years remain under the Agreement (including any renewal terms). For such purposes, the "Base Number" shall mean (A) 20,651 beds as of the date of this Agreement, increased by three percent (3%) beginning January 1, 2000 and compounded annually thereafter for each year which shall have passed after the date of such sale, less (B) the number of beds contained in any Small Sale Facilities for which the sale occurred prior to such date; provided, that in the event Extendicare or one of its Affiliates sells a Facility and thereafter leases it back or agrees to manage it pursuant to a management agreement, such Facility shall be considered an "Extendicare Facility" for purposes of this Section 8.j(ii) only if the Standard Facility Pharmacy Services Contract in effect for such Facility after such sale has a term expiring no sooner than the term of the Standard Facility Pharmacy Services Contract which was in effect when Extendicare or its Affiliate owned such Facility.

             k. AMENDMENTS, WAIVERS IN WRITING. This Agreement cannot be changed or modified, nor may any party's rights hereunder be waived, except by a written amendment or waiver duly executed by the party sought to be charged therewith.

             l. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same agreement.

             m. EXTENDICARE A PREFERRED PROVIDER OF CONTRACT RESEARCH. Omnicare hereby designates Extendicare as a preferred provider for clinical research, to the extent Extendicare has the necessary qualifications and capabilities, and will afford to Extendicare the opportunity to participate (such participation to be in Extendicare's sole discretion) in Omnicare's contract research organization relationships, provided that the Extendicare Facilities are approved as appropriate under such project.

             n. DISPUTES. The parties agree to meet and confer in good faith to resolve, through discussions between the parties, any disputes with respect to any provisions of this Agreement. If the parties are unable to resolve the dispute through such discussion, such dispute shall be submitted to binding arbitration before a single arbitrator in Chicago, Illinois in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules or Procedure for Arbitration (or a reasonable successor thereof) then in effect. In any such arbitration, neither party shall assert that this Agreement or any provision hereof is illegal, unenforceable or unconscionable, except as a result of a change in law, in which event Section 7 hereof shall apply. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The prevailing party in any such arbitration (as determined by the arbitrator) shall be entitled to its costs and reasonable attorney fees incurred in connection with the arbitration.

             o. CONSUMER SATISFACTION SURVEYS. Omnicare or its Affiliates shall conduct consumer satisfaction surveys as requested by Extendicare with respect to the services rendered by the Omnicare Pharmacies to the Extendicare Facilities and their residents, provided that in no event shall such surveys be conducted more frequently than once per year at any Extendicare Facility. The parties shall cooperate in good faith to develop the survey questions. Extendicare and the applicable Extendicare Facilities shall be notified promptly of the results of such surveys, and the parties shall use reasonable efforts to respond to the survey results.

                            [Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Preferred Provider Agreement effective as of the day and year first above written.

EXTENDICARE HEALTH SERVICES, INC.

By: ________________________________________
Name: ______________________________________
Title:______________________________________

OMNICARE, INC.
By: ________________________________________
Name: ______________________________________
Title: _____________________________________